Filed Pursuant to Rule 424(b)(2)
Registration No. 333-47396

Prospectus Supplement

(To Prospectus dated November 15, 2000)

$300,000,000 4.875% Notes due 2015

Interest payable April 15 and October 15

Issue price: 99.336%

$300,000,000 5.375% Debentures due 2035

Interest payable April 15 and October 15

Issue price: 98.404%

The notes will mature on October 15, 2015. The debentures will mature on October 15, 2035. Interest on the notes and debentures will accrue from October 13, 2005. We may redeem the notes and debentures in whole or in part at any time at the redemption price discussed on page S-7.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Price to	Discounts and	Proceeds to
	public	commissions	Dover

Per note	99.336%	0.650%	98.686%
Total	$298,008,000	$1,950,000	$296,058,000

Per debenture	98.404%	0.875%	97.529%
Total	$295,212,000	$2,625,000	$292,587,000

Total	$593,220,000	$4,575,000	$588,645,000

The notes and debentures will not be listed on any national securities exchange nor quoted on any automated quotation system. Currently, there is no public market for the notes or the debentures.

We expect to deliver the notes and the debentures through the book-entry delivery system of The Depository Trust Company on or about October 13, 2005.

Joint Book-Running Managers (2015 Notes)

JPMorgan	RBS Greenwich Capital	Wachovia Securities

Sr. Co-Managers

Banc of America Securities LLC	Deutsche Bank Securities	Goldman, Sachs & Co.

Co-Managers

BNY Capital Markets, Inc.	Citigroup

Joint Book-Running Managers (2035 Debentures)

JPMorgan	Banc of America Securities LLC	Deutsche Bank Securities

Sr. Co-Managers

RBS Greenwich Capital	Wachovia Securities	Goldman, Sachs & Co.

Co-Managers

BNY Capital Markets, Inc.	Citigroup

October 5, 2005

You should rely only on the information contained in or incorporated into this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated into this prospectus supplement or the accompanying prospectus. We are offering to sell, and seeking offers to buy, notes and debentures only in jurisdictions where offers and sales are permitted. The information contained in or incorporated into this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front cover of the document, regardless of the time of delivery of this prospectus supplement or the prospectus or any sale of the notes and/or debentures.

Where you can find more information

We have filed a registration statement incorporating this prospectus supplement and the accompanying prospectus and related exhibits with the Securities and Exchange Commission (the “SEC”). The registration statement and related exhibits contain additional information about us and our debt securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Our SEC file number is 1-4018.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC that are not included in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below:

• Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including any amendment(s) or report(s) filed for the purpose of updating such filing;

• Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005, including any amendment(s) or report(s) filed for the purpose of updating such filings;

• Proxy Statement dated March 14, 2005 for Annual Meeting of Stockholders held April 19, 2005; and

• Current Reports on Form 8-K filed February 16, 2005, April 5, 2005, August 23, 2005, September 28, 2005 and October 3, 2005, excluding in all cases information furnished under Item 7.01.

We also incorporate by reference additional documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of this offering; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

We will provide to you without charge, upon your written or oral request, a copy of any and all documents we incorporate by reference in this prospectus supplement (other than exhibits to such documents unless such exhibits are incorporated by reference in such documents). Requests for such copies should be directed to Dover Corporation, 280 Park Avenue, New York, New York 10017-1292, Attn: Corporate Secretary, telephone number (212) 922-1640.

Note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus and the documents that are incorporated by reference contain forward-looking statements that are based on management’s current expectations or beliefs and are subject to risks, uncertainties and changes in circumstances. As a result, actual future events and our actual future results may vary significantly from those expressed in or implied in the forward looking statements.

Statements in this prospectus supplement and the accompanying prospectus and the documents that are incorporated by reference that are not historical are hereby identified as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 for purposes of Section 21E of Exchange Act and Section 7A of the Securities Act. These forward-looking statements relate to, among other things, our operations, industries in which we operate, and the U.S. and global economies. We generally identify forward-looking statement by using such words as “anticipates”, “supports”, “plans”, “projects”, “expects”, “believes”, “should”, “would”, “could”, “hope”, “forecast”, “management is of the opinion”, or variations of such words or other similar expressions and by using the future tense.

Among the risks, uncertainties and other important factors to consider in evaluating our forward-looking statements are:

• increasing price and product/service competition by our companies’ competitors and the emergence of new competitors;

• our companies’ ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

• possible increases in the cost or availability of raw materials or energy, particularly steel;

• our achievement of lower costs and expenses;

• the success of our acquisition program;

• our ability to protect our patent and other intellectual property rights;

• our companies’ ability to expand successfully into new geographic markets, particularly outside of North America;

• changes in our companies’ products and services mix, which impact margins and operating efficiencies;

• changes in domestic and foreign governmental regulations and public policies governing our business and operations;

• impact of technological developments on our companies, particularly our Electronics and Technologies segments;

• the cyclical nature of some of our businesses;

• unforeseen developments in contingencies such as litigation;

• impact of natural disasters, such as the recent hurricanes Katrina and Rita, including their effect on global energy markets; and

• continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy.

The foregoing list sets forth some, but not all, of the factors that could impact upon our ability to achieve results described in the forward-looking statements. Investors are cautioned not to place undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Our business

We are a diversified industrial manufacturing corporation encompassing approximately 50 operating companies that primarily manufacture a broad range of specialized industrial products and sophisticated manufacturing equipment. We were originally incorporated in 1947 in the State of Delaware and became a publicly traded company in 1955.

Effective January 1, 2005, we organized our operating companies into 13 groups within six business segments. The six business segments are as follows: Dover Diversified builds heat transfer equipment, specialized bearings, construction and agricultural cabs, as well as sophisticated products for use in the defense, aerospace and automotive industries. Dover Electronics produces ATM machines, chemical dispensing devices and specialized components for telecom, electronics, health sciences and general diversified industries. Dover Industries makes products for use in the waste handling, bulk transport and automotive service industries. Dover Resources manufactures products primarily for the material handling, fluid handling and gas and oil equipment industries. Dover Systems produces food refrigeration and display cases, commercial food service equipment and specialized packaging equipment. Dover Technologies builds sophisticated automated circuit board assembly and testing equipment, and industrial printers for coding and marking.

We operate with certain fundamental objectives. First, we seek to acquire and own businesses with proprietary, engineered industrial products which make them leaders in the niche markets they serve. Second, these businesses should be customer-focused, innovative and well managed to achieve above-average profit margins by supplying customers with value-added products and related services. Third, we expect that these businesses will generate strong cash flow which can not only sustain such operations, but also provide excess cash flow which we can then reinvest in similar business opportunities.

We practice a highly decentralized management style. The presidents of our operating companies are given a great deal of autonomy and have a high level of independent responsibility for their businesses and their performance. This is in keeping with our operating philosophy that independent operations are better able to serve customers by focusing closely on their products and reacting quickly to customer needs. The role of our executive management is to provide management oversight, allocate and manage capital, assist in major acquisitions, evaluate, motivate and, as necessary, replace operating company management and provide selected other services.

We have a long-standing acquisition program. We seek to acquire and develop “platform” businesses, which are marked by growth, innovation and higher-than-average profit margins. We seek to have each of our businesses be a leader in its market as measured by market share, customer services, innovation, profitability and return on assets. We are also engaged in a strategic review of our segments’ portfolios and expect over time to selectively divest businesses that do not fit our long term investment criteria.

The address and telephone number of our principal executive offices are 280 Park Avenue, New York, New York 10017-1292, (212) 922-1640. We are a Delaware corporation and conduct substantially all of our business through subsidiaries.

Recent developments

On September 27, 2005, Dover Electronics completed the acquisition of all of the outstanding shares of Knowles Electronics Holdings Inc. from Key Acquisition, L.L.C. and the other stockholders of Knowles for a cash purchase price of $750 million. Knowles is the leading manufacturer of technologically advanced micro-acoustic component products and the world’s largest producer of high performance transducers for hearing aids. Knowles is also the leading manufacturer of MEMS (“micro electro mechanical systems”) microphones, which provide significant advantages over existing technology, with current applications in the high end cell phone market. In addition, on August 5, 2005, Dover Electronics completed the acquisition of all of the outstanding shares of Colder Products Company. Colder designs and manufactures plastic quick disconnect couplings and specialized liquid and gas handling devices for low pressure plastic tubing connections.

On September 23, 2005, Dover Diversified entered into an agreement with Alfa Laval to sell Tranter PHE for approximately $150 million. The closing of the transaction is subject to regulatory approval and other customary closing conditions. Tranter PHE manufactures gasketed plate and frame heat exchangers, welded plate heat exchangers and all-welded heat exchangers for a wide range of applications in a variety of industries.

Use of proceeds

We estimate that we will receive net proceeds from the sale of the notes and the debentures offered hereby of approximately $588,295,000, after deducting underwriters discounts and commissions and our estimated offering expenses. We intend to use the net proceeds to reduce the level of our commercial paper outstanding. As of September 30, 2005, we had an aggregate of $863 million in commercial paper outstanding. We will repay our $250,000,000 of 6.45% notes due November 15, 2005 with commercial paper and/or cash generated from operations. We have historically used commercial paper and debt securities, together with internally generated cash, to finance acquisitions, and intend to continue our program of seeking to acquire selected businesses. Certain of the underwriters in this offering are dealers under our commercial paper program, and may receive proceeds from this offering. See “Underwriting.”

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	For the
	Six Months
	Ended
	June 30,		For the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to combined fixed charges	8.15	7.66	7.59	5.45	4.10	3.42	7.64

We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. We calculated earnings available for fixed charges by adding pre-tax income from continuing operations and fixed charges. Fixed charges are the sum of interest expense, including the amount we amortize for debt financing costs, and our estimate of the amount of interest within our rental expense. The ratios reflect the results of continuing operations as of June 30, 2005.

Capitalization

The following table sets forth our capitalization at June 30, 2005, as adjusted to reflect the acquisition of Colder Products Company, Knowles Electronics Holdings and Harbor Electronics, the payment of the purchase prices thereof and the disposition of Somero Enterprises, and as further adjusted to reflect the issuance and sale of the notes and the debentures offered hereby and the application of the gross proceeds from the issuance and sale to the repayment of $600 million of our commercial paper outstanding.

June 30, 2005			As further
(Unaudited, in thousands)	Actual	As adjusted(1)	adjusted

Short-Term Debt:
Commercial Paper	$129,495	$860,000	$260,000
Current portion of long-term debt	251,215	251,215	251,215

Total Short-Term Debt	$380,710	$1,111,215	$511,215

Long-Term Debt:
6.45% notes due November 15, 2005(2)	$249,942	$249,942	$249,942
6.25% notes due June 1, 2008	149,950	149,950	149,950
6.50% notes due February 15, 2011	199,185	199,185	199,185
6.65% debentures due June 1, 2028	399,582	399,582	399,582
4.875% notes due October 15, 2015	—	—	300,000
5.375% debentures due October 15, 2035	—	—	300,000
Other long-term debt including capital leases	4,207	4,207	4,207

Total Long-Term Debt	1,002,866	1,002,866	1,602,866
Less current installments	(251,215)	(251,215)	(251,215)

Long-Term debt excluding current portion	$751,651	$751,651	$1,351,651

Stockholders’ Equity
Capital stock, $1 par value, authorized 500,000,000 shares; issued 239,399,031 shares	$239,399	$239,399	$239,399
Additional paid-in capital	109,498	109,498	109,498
Comprehensive income	77,945	77,945	77,945
Retained earnings	3,835,063	3,835,063	3,835,063
Common shares in treasury, at cost; 36,924,283 shares	(1,094,309)	(1,094,309)	(1,094,309)

Total Stockholders’ equity	3,167,596	3,167,596	3,167,596
Total Capitalization	$4,299,957	$5,030,462	$5,030,462

(1) Assumes the acquisition of Colder Products Company, Knowles Electronics Holdings and Harbor Electronics, and the disposition of Somero Enterprises, all of which occurred in the third quarter of 2005.

(2) The 6.45% notes will be repaid in November 2005 using commercial paper and/or cash generated from operations.

Description of the notes and debentures

The 4.875% notes due October 15, 2015 and the 5.375% debentures due October 15, 2035 offered by this prospectus supplement are each a series of our debt securities as described below and in the accompanying prospectus. We have summarized selected terms of the notes and the debentures below. The summary of the particular terms of the notes and the debentures below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the debt securities and the indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to provisions of the notes, the debentures and the indenture. Forms of the notes, the debentures and the indenture have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information”.

General

The notes and the debentures will be issued under our existing indenture under which JPMorgan Chase Bank, N.A. is successor to Bank One Trust Company, N.A. as trustee for our 6.50% notes due 2011. The Bank of New York, a New York banking corporation, will act as trustee for the notes and debentures pursuant to a supplemental indenture to the indenture. The notes will constitute a separate series of debt securities under the indenture, initially limited to $300,000,000 aggregate principal amount, and will mature on October 15, 2015. The debentures will constitute a separate series of debt securities under the indenture, initially limited to $300,000,000 aggregate principal amount, and will mature on October 15, 2035.

The notes and the debentures will bear interest at the rate of 4.875% per annum and 5.375% per annum, respectively, accruing from October 13, 2005 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes and the debentures semi-annually in arrears on April 15 and October 15 of each year, beginning April 15, 2006, to persons in whose names the notes and the debentures are registered at the close of business on the preceding April 1 or October 1, as the case may be. We will issue the notes and the debentures in minimum denominations of $1000 and integral multiples of $1000.

The notes and the debentures will not have the benefit of any sinking fund.

The provisions of the indenture relating to defeasance and covenant defeasance as described in the accompanying prospectus will apply to the notes and the debentures.

Optional redemption

The notes and debentures may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes or debentures then outstanding to be redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes or debentures to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus (i) 12.5 basis points in the case of the notes and (ii) 15 basis points in the case of the debentures.

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury rate” means, with respect to any redemption date:

• the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

• if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

“Comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes or debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes or debentures.

“Comparable treasury price” means (1) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent investment banker” means either J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc. or Wachovia Capital Markets, LLC, as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., and at least one other primary U.S. Government securities dealer in New York City selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by us after consultation with the independent investment banker.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and ask prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of notes or debentures to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof or the debentures or portions thereof, as applicable, called for redemption. If fewer than all of the notes or debentures are to be redeemed, as applicable, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof or the particular debentures or portions thereof, as applicable, for redemption from the outstanding notes or debentures, as applicable, not previously called by such method as the trustee deems fair and appropriate.

Further issues

We may from time to time, without the consent of existing note holders or debenture holders, as applicable, create and issue further notes or debentures having the same terms and conditions as the notes or the debentures in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes or debentures issued in this manner will be consolidated with and will form a single series with the previously outstanding notes or debentures, as the case may be.

Book-entry system

Each of the notes and debentures initially will be issued in book-entry form and represented by one or more global securities. The Depository Trust Company (“DTC”), New York, New York, will act as securities depositary for the notes and the debentures. Each global security will be deposited with, or on behalf of DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC, or in another name as may be required by an authorized representative of DTC. Unless and until it is exchanged for individual certificates evidencing notes or debentures under the limited circumstances described below or in the accompanying prospectus, a global security may only be transferred as a whole by the depositary to its nominee or by a nominee to the depositary or any successor depositary.

DTC has advised us that it is:

• a limited-purpose trust company organized under the New York Banking Law;

• a “banking organization” within the meaning of the New York Banking Law;

• a member of the Federal Reserve System;

• a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

• a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, banks, trust companies and other organizations. DTC is owned by a number of its direct participants and by the New York Stock

Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, sometimes referred to as indirect participants. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of the global securities under DTC’s system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of the actual purchaser of the global securities, called the beneficial owner, is in turn recorded on the direct and indirect participants’ records. While beneficial owners will not receive written confirmation from DTC of their purchase, they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests, except in the event that use of the book-entry system for the global security is discontinued.

The laws of some states may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the notes and the debentures.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual owners of beneficial interests in a note or a debenture; DTC’s records reflect only the identity of the direct participants to whose accounts the note or the debenture is credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping records of the holdings of owners of beneficial interests on behalf of their customers. As long as DTC, or its nominee, is the registered owner of a global security, we will consider the depositary or the nominee, as the case may be, to be the sole owner and holder of the global security and the underlying note or debenture for all purposes under the indenture.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of a note or a debenture under the indenture. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them subject to any legal requirements in effect from time to time.

In any case where a vote may be required with respect to the notes or the debentures, neither DTC nor its nominee will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of the nominee to those direct participants to whose accounts the notes and debentures are credited on the record date identified in a listing attached to the omnibus proxy.

We will make all payments of principal of and any premium and interest on the notes and debentures to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case for securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, the trustee or of us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC or its nominee, as the case may be, is our responsibility, disbursement of payment to direct participants is the responsibility of the depositary, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants. We, the trustee and any of our agents will not have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interest in a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

DTC is under no obligation to provide its services as depositary for the notes or the debentures and may discontinue providing its services at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, security certificates are required to be printed and delivered. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

We may decide to discontinue use of the system of book-entry transfers through the depositary or a successor depositary. In that event, security certificates will be printed and delivered to DTC.

We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Trustee

The trustee for the notes and debentures will be The Bank of New York, a New York banking corporation. An affiliate of The Bank of New York, BNY Capital Markets, Inc., is an underwriter for this offering. The Bank of New York provides commercial banking services and other trust services to us and certain of our affiliates from time to time.

Certain United States federal income tax considerations

The following is a summary of the material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes and the debentures, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and decisions thereunder now in effect (or, in the case of certain United States Treasury Regulations, now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold the notes and the debentures as “capital assets” (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the notes or debentures as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, persons subject to the alternative minimum tax, or persons that have a “functional currency” other than the U.S. dollar. This summary discusses the tax considerations applicable only to the initial purchasers of the notes or debentures who purchase the notes or debentures at their “issue price” as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes and debentures. Furthermore, this summary assumes that the notes and the debentures will not be issued with any original issue discount or premium. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

If the notes or debentures are held by a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes or debentures should consult their tax advisors.

Investors considering the purchase of notes or debentures should consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

United States holders

As used in this tax discussion, a “United States holder” means the beneficial owner of a note or debenture that for United States federal income tax purposes is:

• an individual citizen or resident of the United States;

• a corporation or other entity taxable as a corporation for United States federal income tax purposes, or a partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

• an estate, the income of which is subject to United States federal income taxation regardless of its source; or

• a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. Certain trusts in existence on August 20, 1996, and treated as a United States person prior to such date, may also be treated as United States holders.

Payment of interest

The notes and debentures are not issued with original issue discount, and thus interest on a note or a debenture generally will be includable in the income of a United States holder as ordinary income at the time the interest is received or accrued, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Sale, exchange or redemption of the notes and debentures

Upon the sale, exchange or redemption of a note or debenture, a United States holder generally will recognize capital gain or loss equal to the difference between:

• the amount of cash proceeds and the fair market value of any property received on the sale, exchange not previously included in income, or redemption (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary interest income), and

• the holder’s adjusted tax basis in the note or debenture.

A United States holder’s adjusted tax basis in a note or debenture generally will equal the cost of the note or debenture to the holder, less any principal payments received by the holder. The tax rate applicable to this capital gain will depend, among other things, upon the United States holder’s holding period for the notes or debentures that are sold, exchanged or redeemed. Generally, capital gain of non-corporate United States holders in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information reporting and backup withholding tax

In general, information reporting requirements will apply to certain non-corporate United States holders with respect to payments of principal and interest on a note or debenture and to the proceeds of the sale of a note or debenture, and a backup withholding tax may apply to these payments if:

• the United States holder fails to furnish or certify his correct taxpayer identification number to the payor in the manner required,

• the payor is notified by the IRS that the United States holder has failed to report payments of interest or dividends properly or that the taxpayer identification number furnished to the payor is incorrect, or

• under certain circumstances, the United States holder fails to certify that he is not subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. Any amounts withheld from a payment to a United States holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the United States holder to a refund, provided that the required information is furnished to the IRS.

Non-United States holders

The following is a summary of the material United States federal income and estate tax consequences that will apply to a non-United States holder of the notes or debentures. As used in this tax discussion, a non-United States holder means any beneficial owner of a note or debenture that is not a United States holder. The rules governing the United States federal income and estate taxation of a non-United States holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to certain non-United States holders such as United States expatriates, “controlled foreign corporations” and “passive foreign investment companies,” and such individuals or entities are urged to consult their tax advisors to determine the tax consequences that may be relevant to them. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES OR DEBENTURES, INCLUDING ANY REPORTING REQUIREMENTS.

Payment of Interest

Generally, payment of interest on a note or debenture by us to a non-United States holder will qualify for the “portfolio interest exemption” and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest is not effectively connected with a United States trade or business of the non-United States Holder and provided that the non-United States holder:

• does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote,

• is not, for United States federal income tax purposes, a controlled foreign corporation related to us actually or constructively through stock ownership,

• is not a bank receiving interest on a loan entered into in the ordinary course of business, and

• either

• provides IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States holder status in compliance with applicable law and regulations, or

• holds its notes or debentures through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that the holder and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals. Prospective investors are urged to consult their tax advisors regarding the certification requirements for such non-United States holders.

Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest if the interest income is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-United States holder delivers IRS Form W-8ECI (or successor form) to the payor.

Interest income of a non-United States holder that is not effectively connected with a United States trade or business and that does not quality for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

Sale, exchange or redemption of the notes or debentures

A non-United States holder of a note or debenture will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption or other disposition of the notes unless:

• the gain is effectively connected with a United States trade or business of the non-United States holder (and, if required by an applicable treaty, is attributable to a United States permanent establishment),

• in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met, or

• the non-United States holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

If gain is described in the first bullet point above, a United States holder generally will be subject to United States federal income tax on the net gain derived from the sale, and, in the case of a corporation, then any such effectively connected gain received may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). A non-United States holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses. Such holders (as well as United States expatriates) are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes.

Certain U.S. federal estate tax considerations for non-United States holders

A note or debenture held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that that holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder’s death, payments with respect to that note or debenture would not have been effectively connected with the holder’s conduct of a trade or business within the United States.

Information reporting and backup withholding tax

Except as described below, United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note or debenture to a non-United States holder if the holder satisfies the certification and identification requirements described in “Non-United States Holders— Payment of Interest” or

the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

Generally, the payor reports to the IRS and to each non-United States holder the amount of interest on a note or debenture paid to such non-United States holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note or debenture effected outside the United States by a foreign office of a “broker” (as defined in applicable United States Treasury Regulations), unless the broker:

• is a United States person,

• derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

• is a controlled foreign corporation as to the United States, or

• is a foreign partnership in which one or more United Sates persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States.

Payment of the proceeds of any sale effected outside the United States by a foreign office of any broker that is described in the bullet points in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note or debenture satisfies the certification and identification requirements described in “Non-United States Holders— Payment of Interest” or otherwise establishes an exemption.

Any amounts withheld from a payment to a non-United States holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the non-United States holder to a refund, provided that the required information is provided to the IRS.

In accordance with IRS Circular 230, in order to ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that: (i) any United States federal tax advice contained in this document is not intended or written by us to be used, and cannot be used, by any United States taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code; (ii) such advice was written in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) United States taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

Underwriting

We and the underwriters named below have entered into underwriting agreements relating to the offering and sale of the notes and debentures. In the underwriting agreements, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of the notes and the principal amount of the debentures set forth opposite the name of that underwriter below:

	Principal amount	Principal amount of
Underwriter	of notes	debentures

J.P. Morgan Securities Inc.	$73,500,000	$73,500,000
Banc of America Securities LLC	24,000,000	73,500,000
Deutsche Bank Securities Inc.	24,000,000	73,500,000
Greenwich Capital Markets, Inc.	73,500,000	24,000,000
Wachovia Capital Markets, LLC	73,500,000	24,000,000
Goldman, Sachs & Co.	24,000,000	24,000,000
BNY Capital Markets, Inc.	3,750,000	3,750,000
Citigroup Global Markets Inc.	3,750,000	3,750,000

Total	$300,000,000	$300,000,000

The obligations of the underwriters under the underwriting agreements, including their agreement to purchase the notes and the debentures from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreements. The underwriters have agreed to purchase all of the notes and the debentures if any of them are purchased. We will deliver the notes and the debentures to the underwriters at the closing of this offering when the underwriters pay us the purchase price for the notes and the debentures.

In the underwriting agreements, we have agreed that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We estimate that the offering expenses payable by us will be $350,000.

The notes and debentures are new issues of securities with no established trading market. We do not intend to apply for the notes or the debentures to be listed on any securities exchange or to arrange for the notes or the debentures to be quoted on any quotation system. The underwriters have advised us that they intend to make markets in the notes and debentures. However, they are not obligated to do so and may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes or the debentures, that you will be able to sell your notes or debentures at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters initially propose to offer part of the notes and debentures directly to the public at the offering prices described on the cover page of this prospectus supplement and part to certain dealers at prices that represent a concession not in excess of 0.40% of the principal amount of the notes and 0.50% of the principal amount of the debentures. Any underwriter may allow, and any such dealer may re-allow, a concession not in excess of 0.25% of the principal amount of the notes and 0.25% of the principal amount of the debentures to certain other dealers. After the initial offering of the notes and debentures, the underwriters may from time to time vary the offering prices and other selling terms.

Certain of the underwriters will make securities available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Corporation, an internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between the underwriters and their customers and is not a party to any transactions. We do not believe that Market Axess Corporation will function as an underwriter or agent of this offering, nor do we believe that Market Axess Corporation will act as a broker for any customer of the underwriters. Market Axess Corporation is a registered broker-dealer and will receive compensation from the underwriters based on transactions conducted through the system. The underwriters will make the notes and debentures available to their customers through this internet distribution system, whether made through a proprietary or third-party channel, on the same terms as distributions made through other channels.

In connection with this offering of the notes and debentures, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or debentures in the open market for the purpose of pegging, fixing or maintaining the price of the notes or debentures, as applicable. Syndicate covering transactions involve purchases of the notes and debentures in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes and/or debentures to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters perform investment banking and other capital markets services for us in the normal course of business. Certain affiliates of certain of the underwriters are lenders to us under credit agreements. Additionally, certain of the underwriters are dealers under our commercial paper program and may receive proceeds from this offering.

It is expected that the delivery of the notes and debentures will be made on the date specified in the last paragraph on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (such settlement date being herein referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes or debentures on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes and debentures will initially settle at T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes and debentures who wish to trade either the notes or debentures on the date of pricing or the next succeeding business day should consult their own advisor.

Validity of the notes and debentures

Joseph W. Schmidt, Esq., our Vice President, General Counsel and Secretary, will pass upon the validity of the notes and debentures offered hereby for us. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon various legal matters for the underwriters. As of the date of this prospectus supplement, Mr. Schmidt is the owner of 9,000 shares of our common stock (3,000 of which are restricted) and holds options to acquire 133,860 shares of our common stock.

PROSPECTUS
$1,000,000,000
[DOVER CORPORATION LOGO]
DEBT SECURITIES
         We may use this prospectus to offer, issue and sell one or more series or issuances of our secured or unsecured debt securities. These securities will have an aggregate initial public offering price not to exceed $1,000,000,000. We will offer and sell these securities at prices and on terms to be determined at the time of the sale. When we offer a particular series of our debt securities, we will deliver with this prospectus a supplement to this prospectus. The prospectus supplement will set forth the specific terms of the offering and sale of the debt securities.
      We currently do not intend to list any of the debt securities on any exchange or over-the-counter market. If we decide to seek listing of any of the debt securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
      We may sell all or a portion of the debt securities directly to purchasers, to or through agents, underwriters or dealers, as designated from time to time, or through a combination of such methods. We reserve the sole right to accept, and, together with our agents, from time to time, to reject in whole or in part any proposed purchase of debt securities to be made directly or through agents. If our agents or any underwriters are involved in the sale of the debt securities, we will identify the names of such agents or underwriters and any applicable commissions or discounts in the prospectus supplement with respect to such securities. See “Plan of Distribution.”
      We will not sell any debt securities without delivering a prospectus supplement describing the method and terms of the offering of debt securities.
The date of this prospectus is November 15, 2000.

Page(s)

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
FORWARD-LOOKING STATEMENTS	3
THE COMPANY	4
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	5
DESCRIPTION OF DEBT SECURITIES	5
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	16
EXPERTS	16

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in the prospectus in one or more offerings up to a total offering amount of $1,000,000,000.
      We provide information to you about the securities in two separate documents that progressively provide more specific detail:

•	this prospectus, which contains general information, some of which may not apply to your securities, and

•	the accompanying prospectus supplement, which describes the specific terms of your securities and may also add, update or change information contained in this prospectus.
      If the terms of your securities vary between the accompanying prospectus supplement and this prospectus, you should rely on the different information contained in the prospectus supplement.
      You should read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” to learn more about us and the securities we are offering.
      As used in this prospectus, the term “we” refers to Dover Corporation and its consolidated subsidiaries, unless otherwise indicated or unless the context otherwise requires.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement incorporating this prospectus and related exhibits with the Securities and Exchange Commission. The registration statement and related exhibits contain additional information about us and our debt securities.
      We file annual, quarterly and other reports, proxy statements and other information with the Commission. You may inspect and copy the reports and other information we have filed with the Commission at the following sites:

•	the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C., 20549, and

•	the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission and most of our filings are available at such web site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The Commission allows us to “incorporate by reference” information filed with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information filed later by us with the Commission will automatically update and supersede this information.
      We incorporate by reference the following documents we have filed with the Commission pursuant to the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 1999 including any amendment(s) or report(s) filed for the purpose of updating such filing; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000 including any amendment(s) or report(s) filed for the purpose of updating such filings.
Any future filings that we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of all debt securities to which this prospectus relates will be automatically incorporated by reference as of and from the date of filing.
      We undertake to provide to you without charge, upon your written or oral request, a copy of any and all documents we incorporate by reference in this prospectus (other than exhibits to such documents unless such exhibits are incorporated by reference in such documents). Requests for such copies should be directed to Dover Corporation, 280 Park Avenue, New York, New York 10017-1292, Attn: Corporate Secretary, telephone number (212) 922-1640. The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the documents we incorporate by reference in this prospectus.
FORWARD-LOOKING STATEMENTS
      This prospectus and the documents that we incorporate by reference contain forward-looking statements within the meaning of the Securities Act of 1933, the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, industries in which we operate, the U.S. and global economies, earnings, cash flow and operating improvements. In some cases, you can identify forward looking statements by words or phrases such as “believes, “may,” “could,” “will,” “estimate,” “predict,” “intend,” “anticipates,” “supports,” “plans,” “projects,” “expects,” “should,” “hope,” “forecast,” “management is of the opinion” and similar words or phrases. Forward-looking statements are subject to inherent uncertainties and risks, including among others:

•	increasing price and product/service competition by foreign and domestic competitors, including new entrants into a particular market;

•	technological developments and changes;

•	the ability to continue to introduce competitive new products and services on a timely, cost effective basis;

•	the mix of products/services;

•	the achievement of lower costs and expenses;

•	domestic and foreign governmental and public policy changes including environmental regulations;

•	protection and validity of patent and other intellectual property rights;

•	the continued success of our acquisition program;

•	the cyclical nature of our businesses; and

•	the outcome of pending and future litigation and governmental proceedings.
      In addition, general industry and market conditions and growth rates, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations could affect such statements. In light of these risks and uncertainties, actual events and results may vary significantly from those included in or contemplated or implied by such statements. We caution readers not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY
      We are a diversified industrial manufacturing corporation encompassing over 50 operating companies which manufacture a broad range of specialized industrial products and sophisticated manufacturing equipment.
      Our businesses are divided into the following four business segments:

•	Dover Technologies builds sophisticated automated assembly and testing equipment for the electronics industry, industrial printers for coding and marking, and specialized electronic components.

•	Dover Industries makes products for use in the waste handling, bulk transport, automotive service, commercial food service, packaging, welding and construction equipment industries.

•	Dover Diversified builds packaging and printing machinery, heat transfer equipment, construction and agricultural cabs, specialized bearings and compressors, and food refrigeration and display cases, as well as products for use in the defense, aerospace and other industries.

•	Dover Resources manufactures products primarily for the automotive, fluid handling, petroleum and chemical industries.
      We sold Dover Elevator, which was our fifth business segment through 1998, on January 5, 1999. Dover Elevator manufactured, installed and serviced elevators primarily in North America and we accounted for Dover Elevator as a discontinued operation in our consolidated financial statements for 1999.
      We emphasize growth and strong internal cash flow. We have a long-standing and successful acquisition program pursuant to which, from January 1, 1995 through December 31, 1999, we made 68 acquisitions at a total acquisition cost of $2,021,000,000. These acquisitions have had a substantial impact on the increase in our sales and earnings since 1995. Our acquisition program traditionally focused on acquiring new or stand-alone businesses. However, since 1993, we have placed increased emphasis on acquiring businesses which can be added on to existing operations. In 1999, we completed 3 stand-alone and 15 add-on acquisitions at a total cost of approximately $599 million. For 2000, through September 30, 2000, we have completed one stand-alone and 17 add-on acquisitions at a total cost of approximately $335 million. We aim to be in businesses marked by growth, innovation and higher than average profit margins. We seek to have each of our businesses be a leader in its market as measured by market share, innovation, profitability and return on assets.
      We practice a highly decentralized management style. The presidents of our operating companies are very autonomous and have a high level of independent responsibility for their businesses and their performance. This is in keeping with our operating philosophy that small independent operations are better able to serve customers by focusing closely on their products and reacting quickly to customer needs. Our executive management becomes involved only to guide and manage capital, assist in major acquisitions, evaluate, motivate and, if necessary, replace operating management, and provide selected other services.
      The address and telephone number of our principal executive offices are 280 Park Avenue, New York, New York 10017-1292, (212) 922-1640. We are a Delaware corporation which conducts substantially all its business through subsidiaries.
USE OF PROCEEDS
      Unless otherwise indicated in a prospectus supplement, we anticipate using any net proceeds from the sale of the debt securities for our general corporate purposes. These purposes may include, among other purposes, acquisitions and the reduction of the level of our outstanding commercial paper. When we offer a particular series of debt securities, we will set forth in the prospectus supplement relating to such securities our intended use for the net proceeds received from the sale of such securities. We have historically used commercial paper and debt securities, together with internally generated cash, to finance acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

		Year Ended December 31,
	Nine Months Ended
	September 30, 2000	1999	1998	1997	1996	1995

Ratio of earnings to fixed charges	8.6x	10.6x	8.2x	10.5x	11.6x	9.8x
      We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. We calculated earnings available for fixed charges by adding pre-tax income and fixed charges. Fixed charges are the sum of interest expense, including the amount we amortize for debt financing costs, and our estimate of the amount of interest within our rental expense. The ratios reflect the disposition of the Dover Elevator segment of our business on January 5, 1999.
DESCRIPTION OF DEBT SECURITIES
      The following is a general description of the debt securities that we may offer from time to time. We will issue the debt securities under an indenture between us and a trustee whom we will select, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. We may issue debt securities from time to time in one or more series. We will describe in a prospectus supplement the particular terms of each series, or of debt securities forming a part of a series, which are offered by that prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered.
      The following description of the debt securities summarizes certain of the material provisions of the indenture and the debt securities. This summary is not intended to be a full restatement of all of the terms of the debt securities. We urge you to read the indenture and, with respect to any particular debt securities, the indenture supplement related to such debt securities which will be described in the applicable prospectus supplement, because they, and not this description, will define your rights as a holder of the debt securities.
      The numerical references in parentheses below are to sections of the indenture. Unless otherwise indicated, terms used in the following summary that are defined in the indenture have the meanings used in the indenture.
      We conduct substantially all our business through subsidiaries. Although the debt securities are our senior obligations, they are effectively subordinated to all existing and future liabilities of our subsidiaries. The indenture does not restrict the ability of our subsidiaries to incur indebtedness. Because we are a holding company, our ability to service our indebtedness is dependent on dividends and other payments made to us on our investments in our subsidiaries.
General
      The indenture will provide that we may issue debt securities in separate series from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) The debt securities will have such terms and provisions which are not inconsistent with the indenture, including as to maturity, principal and interest, as we may determine. The debt securities will be our unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

      We will set forth in the applicable prospectus supplement the price or prices at which the debt securities we will offer will be issued. We will also describe the following terms of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which the principal of any of the debt securities will be payable;

•	the rate or rates at which any of the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may redeem any of the debt securities in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which we will redeem or purchase any of the debt securities in whole or in part, pursuant to any such obligation;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

•	if other than the currency of the United States of America, (a) the currency, currencies or currency units in which the principal of or any premium or interest on any of the debt securities will be payable, and (b) the manner in which the equivalent of the principal amount thereof in the currency of the United States of America will be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time;

•	if other than the entire principal amount of the debt securities, the portion of the principal amount of any of the debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	if the principal amount payable at the stated maturity of any of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

•	if applicable, that the debt securities, in whole or any specified part, are defeasible pursuant to certain provisions of the indenture;

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities and, if so, the respective depositaries for the global securities and the form of any legend or legends any such global security will bear in addition to or in lieu of the legend referred to in the indenture;

•	if different from those described in the indenture, any circumstances under which any global security may be exchanged in whole or in part for debt securities registered, and any transfer of a global security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

•	any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture. (Section 301)
      We may sell debt securities, including original issue discount securities, at a substantial discount below their principal amount. We may describe in the applicable prospectus supplement certain special United States federal income tax considerations, if any, applicable to debt securities sold at an original issue discount. In addition, we may describe in the applicable prospectus supplement certain special United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars.
Form, Exchange and Transfer
      We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)
      At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)
      Subject to the terms of the indenture and the limitations applicable to global securities, holders may present debt securities for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the security registrar or at the office of any transfer agent we designate for such purpose. Holders will not incur any service charge for any registration of transfer or exchange of debt securities. We may require, however, payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration. Such transfer or exchange will occur at such time as the security registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. We will name in the applicable prospectus any transfer agent, in addition to the security registrar, we initially designate for any debt securities. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)
      If the debt securities of any series, or of any series and specified terms, are to be redeemed in part, we will not be required to:

•	issue, register the transfer of or exchange any security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any security so selected for redemption, in whole or in part, except the unredeemed portion of any such security being redeemed in part. (Section 305)
Global Securities
      Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security (a) will be registered in the name of a depositary or a nominee of such depositary identified in the applicable prospectus supplement, (b) will be deposited with such depositary or nominee or a custodian, and (c) will bear a legend regarding the restrictions on exchanges and registration of transfer of such security referred to below and any such other matters as may be provided for pursuant to the indenture.
      Notwithstanding any provision of the indenture or any security described here, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as a depositary as required by the indenture;

•	there has occurred and is continuing an event of default with respect to the debt securities represented by such global security; or

•	there exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.
All securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. (Sections 204 and 305)
      As long as the depositary, or its nominee, is the registered holder of a global security, we will consider the depositary or such nominee, as the case may be, to be the sole owner and holder of such global security and the debt securities represented thereby for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have such global security or any debt securities represented thereby registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor; or

•	be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the indenture.
We will make all payments of principal of and any premium and interest on a global security to the depositary or its nominee, as the case may be, as the holder of such security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
      Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, and to persons that may hold beneficial interests through these institutions. These institutions are called participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by (a) the depositary, with respect to participants’ interests, or (b) any such participant, with respect to interests of persons held by such participant on their behalf. Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee and any of our agents will not have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents
      Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a security on any interest payment date will be made to the person in whose name such security, or one or more predecessor securities, is registered at the close of business on the regular record date for such interest. (Section 307)
      Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to such payment as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)
      All moneys we pay to a paying agent for the payment of the principal of or any premium or interest on any security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such security after such time may look only to us for payment of the principal of or any premium or interest on the security. (Section 1003)
Covenants
      The indenture contains the following covenants:
  Limitation on Secured Debt
      We may not, and may not permit any restricted subsidiary to, incur or guarantee any evidence of indebtedness for money borrowed secured by a lien on any (a) principal property or any part thereof, (b) capital stock of a restricted subsidiary we or any restricted subsidiary now own or hereafter acquire or (c) debt of a restricted subsidiary owed to us or any of our restricted subsidiaries, except if:

•	we effectively provide that the debt securities are secured equally and ratably with, or, at our option, prior to, such secured debt, and

•	any other debt required to be so secured, unless the aggregate amount of all such secured debt, plus all our and our restricted subsidiaries’ attributable debt with respect to sale and leaseback transactions involving principal properties (with the exception of such transactions which are excluded under the indenture), would not exceed 10% of our consolidated net tangible assets.
      The foregoing restriction will not apply to, and we will exclude from debt in any computation under such restriction, the following items:

•	debt secured by a lien in our favor or in favor of a restricted subsidiary;

•	debt secured by a lien in favor of governmental bodies to secure progress or advance payments or payments pursuant to contracts or statute;

•	debt secured by a lien on property, capital stock or debt existing at the time of acquisition thereof, including acquisition through merger, consolidation or otherwise;

•	debt incurred or guaranteed to finance the acquisition of property, capital stock or debt, or to finance construction on, or improvement or expansion of, property, which debt is incurred within 180 days of such acquisition or completion of construction, improvement or expansion, and is secured solely by a lien on the property, capital stock or debt acquired, constructed, improved or expanded;

•	debt consisting of industrial revenue or pollution control bonds or similar financing secured solely by a lien on the property the subject thereof; or

•	any extension, renewal or replacement of any debt referred to in the third and fourth clauses above. (Section 1008)

  Limitation on Sale and Leaseback Transactions
      Neither we nor any restricted subsidiary may enter into any sale and leaseback transaction involving any principal property or any part thereof after the date of the indenture unless the aggregate amount of all our attributable debt and that of our restricted subsidiaries with respect to such transactions plus all secured debt to which the restrictions described above apply would not exceed 10% of our consolidated net tangible assets.
      The foregoing restriction will not apply to any sale and leaseback transaction, and we will exclude any sale and leaseback transaction from attributable debt in any computation under such restriction, if:

•	the lease is for a period of three years or less, including renewal rights;

•	the lease secures or relates to industrial revenue or pollution control bonds or similar financing;

•	the transaction is between us and a restricted subsidiary or between restricted subsidiaries; or

•	we or such restricted subsidiary, within 180 days after the sale is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of the principal property leased or (B) the fair market value of the principal property leased either to (1) the retirement of debt securities, other of our funded debt ranking on a parity with the debt securities, or funded debt of a restricted subsidiary or (2) the purchase of other property which will constitute a principal property having a value at least equal to the value of the principal property leased. (Section 1009)
Mergers, Consolidations and Certain Sales of Assets
      We will not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons or permit any of our restricted subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of our and our restricted subsidiaries’ properties and assets on a consolidated basis to any other person or group of affiliated persons, unless several conditions are met. These conditions include the following. In a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, our successor entity must be organized under the laws of the United States of America or any State thereof or the District of Columbia and must expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of our obligations under the indenture. Immediately before and after giving effect to such transaction and treating any debt which becomes our or our restricted subsidiary’s obligation as a result of such transaction as if incurred at the time of the transaction, no event of default or event that with the passing of time or the giving of notice, or both, would constitute an event of default can have occurred and be continuing. If, as a result of any such transaction, our property or assets or that of any restricted subsidiary would become subject to a lien prohibited by the provisions of the indenture, we or our successor entity must have secured the debt securities as required by the indenture. (Section 801)

Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)
      “Attributable Debt” means, with respect to a lease in a sale and leaseback transaction, the total net amount of rent required to be paid during the remaining primary term of such lease, discounted at a rate per annum equal to 6.45% calculated in accordance with generally accepted accounting practices. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, utility, operating and labor costs and similar charges.
      “Capital Stock” of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such person.
      “Consolidated Net Tangible Assets” means the aggregate amount of our assets and that of our subsidiaries after deducting (a) all liabilities other than deferred income taxes, commercial paper, short-term bank debt, funded debt and shareholders’ equity, and (b) all goodwill and other intangibles.
      “Funded Debt” means (a) all debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles, such rental obligations to be included as funded debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of consolidated net tangible assets both as an asset and as funded debt at the amount so capitalized.
      “Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement, or any equivalent of any of the foregoing under the laws of any applicable jurisdiction, on or with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.
      “Principal Property” means any facility we or any restricted subsidiary owns the gross book value of which, including related land, improvements, machinery and equipment so owned, without deduction of any depreciation reserves, on the date as of which the determination is being made exceeds 1% of consolidated net tangible assets.
      “Restricted Subsidiary” means any subsidiary which owns a principal property.
      “Sale and Leaseback Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.
      “Subsidiary” means (a) a corporation more than 50% of the voting stock of which we and/or one or more subsidiaries owns or (b) any other person (other than a corporation) of which we and/or one or more subsidiaries has at least a majority ownership and power to direct the policies, management and affairs.

Events of Default
      Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

•	failure to pay principal of or any premium on any security of that series when due;

•	failure to pay any interest on any debt securities of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any security of that series;

•	failure to perform any other of our covenants in the indenture, other than a covenant included in the indenture solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the trustee, or the holders of at least 10% in principal amount of the outstanding debt securities of that series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization involving us or any restricted subsidiary. (Section 501)
      If an event of default, other than the last event of default described in the paragraph above, with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series, or, in the case of any security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such security, to be due and payable immediately. If an event of default described in the last clause of the paragraph above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series, or, in the case of any such original issue discount security or other security, such specified amount, will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture. (Section 502)
      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 512)
      No holder of a security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a holder of a security for the enforcement of payment of the principal of or any premium or interest on such security on or after the applicable due date specified in such security. (Section 508)
      We will furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults. (Section 1004)
Modification and Waiver
      We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding security affected by such modification or amendment:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any security;

•	reduce the principal amount of, or any premium or interest on, any security;

•	reduce the amount of principal of an original issue discount security or any other security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification and waiver. (Section 902)
      The holders of a majority in principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the indenture. (Section 1010) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding security of such series affected. (Section 513)
      The indenture will provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date:

•	the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date;

•	if, as of such date, the principal amount payable at the stated maturity of a security is not determinable, for example, because it is based on an index, the principal amount of such security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such security; and

•	the principal amount of a security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such security, of the principal amount of such security, or, in the case of a security described in either of the first two clauses above, of the amount described in that clause. Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1302 of the indenture, will not be deemed to be outstanding. (Section 101)

      Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. Holders of the requisite principal amount of such debt securities within a specified period following the record date must take such action for it to be effective. For any particular record date, this period will be 180 days or such period as we may specify, or as the trustee may specify, if it set the record date, and may be shortened or lengthened, but not beyond 180 days, from time to time. (Section 104)
Defeasance and Covenant Defeasance
      If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have certain provisions of the indenture relating to defeasance and discharge of indebtedness or defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series. (Section 1301)
  Defeasance and Discharge
      The indenture will provide that, upon our exercise of our option, if any, to have Section 1302 of the indenture applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

•	we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

•	there has been a change in tax law;
in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)
  Defeasance of Certain Covenants
      The indenture will provide that, upon our exercise of our option, if any, to have Section 1303 of the indenture applied to any debt securities, we may omit to comply with certain restrictive covenants, including any that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, including any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments. (Sections 1303 and 1304)
Notices
      We will provide notices to holders of debt securities by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)
Title
      We, the trustee and any of our agents or those of the trustee may treat the person in whose name a security is registered as the absolute owner of such security, whether or not such security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)
Governing Law
      The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the law of the State of New York. (Section 112)

PLAN OF DISTRIBUTION
      We may sell the debt securities to or through one or more underwriters, to be designated from time to time, for public offering and sale by them and may also sell such securities to investors directly or through agents or broker-dealers. We will name any such underwriter or agent involved in the offer and sale of the debt securities in the applicable prospectus supplement. We have reserved the right to sell or exchange the debt securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.
      The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell debt securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the debt securities, we may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
      We will set forth in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements we enter into with them, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to our reimbursement for certain expenses.
      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.
LEGAL MATTERS
      Robert G. Kuhbach, Esq., our Vice President, General Counsel and Secretary, on our behalf, will pass upon certain legal matters with respect to the debt securities to which this prospectus relates. Counsel for any agents or underwriters identified in the applicable prospectus supplement will pass upon certain legal matters on behalf of such agents or underwriters.
EXPERTS
      We have incorporated by reference in this prospectus the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 1999 in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on that firm’s authority as experts in auditing and accounting.